Obtaining Control of Credit Suisse Managed Futures Strategy Fund A

As of October 31, 2013, Charles Schwab and Pershing ("Shareholder") owned less than 25% of the Fund. As of October 31, 2014, Charles Schwab owned 220,618 shares of the Fund, which represented 72.31% of the Fund, and Pershing owned less than 25% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund C

As of October 31, 2013, Pershing ("Shareholder") owned 67,644 shares of the Fund, which represented 86.70% of the Fund. As of October 31, 2014, Shareholder owned 101,386 shares of the Fund, Which represented 69.11% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund I

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 2,230,000 shares of the Fund, which represented 86.25% of the Fund. As of October 31, 2014, Shareholder owned 4,788,961 shares of the Fund, which represented 75.06% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund